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                                                                     EXHIBIT 8.2
COOLEY GODWARD LLP

                                         ATTORNEYS AT LAW        Broomfield, CO
                                                                 720 566-4000

                                                                 Kirkland, WA
                                         One Maritime Plaza      425 893-7700
                                         20th Floor
                                         San Francisco, CA       Menlo Park, CA
                                         94111-3580              650 843-5100
                                         Main    415 693-2000
                                         Fax     415 951-3699    Palo Alto, CA
                                                                 650 843-5000
November 29, 2001
                                                                 Reston, VA
                                                                 703 456-8000

                                                                 San Diego, CA
                                         www.cooley.com          858 550-6000

Genomica Corporation
1745 38th Street                         SUSAN COOPER PHILPOT
Boulder, Colorado 80301-2630             415 693-2078
                                         philpotsc@cooley.com


Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed in connection with
(i) the exchange offer (the "Offer") proposed to be made by Exelixis Inc., a Delaware corporation ("Parent"), through its wholly-owned subsidiary, Bluegreen Acquisition Sub, Inc., a Delaware corporation ("Merger Sub"), to exchange shares of Parent for shares of Genomica Corporation, a Delaware corporation (the "Company"), and (ii) the proposed merger of Merger Sub with and into the Company (the "Merger"), in each case pursuant to the Agreement and Plan of Reorganization dated as of November 19, 2001, by and among Parent, Merger Sub, and the Company (the "Reorganization Agreement").

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to the Company in connection with the Offer and the Merger (together the "Transaction"). As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

         (A) the Reorganization Agreement;

         (B) the Registration Statement, which includes the Preliminary Prospectus of Parent (the "Preliminary Prospectus");

         (C) those certain tax representation letters of even date herewith delivered to us by Parent, Merger Sub and the Company (the "Tax Representation Letters"); and

         (D) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and to the consummation of the Transaction and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.
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In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

         (A) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the closing of the Offer or the Effective Time of the Merger, as the case may be) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

         (B) All representations, warranties and statements made or agreed to by Parent, Merger Sub and the Company, their managements, employees, officers, directors and stockholders in connection with the Transaction, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto), the Registration Statement and the Tax Representation Letters are true and accurate at all relevant times;

         (C) All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

         (D) The Offer and Merger will be consummated in accordance with the Reorganization Agreement without any waiver or breach of any material provision thereof, and the Offer and Merger will be effective under applicable state law;

         (E) Any representation or statement made "to the knowledge of" or similarly qualified is correct without such qualification; and

         (F) The tax opinion of even date herewith rendered by Heller Ehrman White & McAuliffe LLP, to the Parent and filed as an exhibit to the Registration Statement has been delivered and has not been withdrawn.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we believe that the Transaction will be treated for federal income tax purposes as an integrated reorganization within the meaning of Section 368(a) of the Code, and each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, if all of the following factual assumptions (also referred to as the "Supporting Conditions") are met:

         - the Offer and the Merger are completed under the current terms of the Reorganization Agreement;

         - the Minimum Condition for the Offer (as defined in Section 1.1 of the Reorganization Agreement) is satisfied; and
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         -        the Merger is completed promptly after the Offer.

If the Transaction is treated as an integrated reorganization, for federal income tax purposes:

         - A holder of Company Common Stock will not recognize any gain or loss on the exchange of Company Common Stock for Parent Common Stock in the Transaction;

         - If a holder of Company Common Stock receives cash instead of fractional shares of Parent Common Stock in the Transaction, the stockholder will be required to recognize capital gain or loss, measured by the difference between the amount of cash received and the portion of the tax basis of that holder's shares of Company Common Stock allocable to that fraction of a share. This gain or loss will be long-term capital gain or loss if the holder of Company Common Stock has held the shares of Company Common Stock for more than one year at the Effective Time of the Merger (with respect to Company Common Stock not tendered in the Offer) or the Offer Acceptance Time (with respect to Company Common Stock tendered in the Offer), as the case may be;

         - A holder of Company Common Stock will have a tax basis in the Parent Common Stock received in the Transaction equal to (1) the tax basis in the Company Common Stock surrendered, reduced by (2) any tax basis in the shares of Company Common Stock allocable to a fraction of a share of Parent Common Stock for which cash is received;

         - The holding period for Parent Common Stock received in the Transaction will include the holding period of Company Common Stock surrendered; and

         - The Company will not recognize gain or loss as a result of the Transaction.

Further, we believe that the discussion entitled "Material U.S. Federal Income Tax Consequences" contained in the Preliminary Prospectus included in the Registration Statement, insofar as it relates to statements of law and legal conclusions, accurately sets forth the material federal income tax considerations generally applicable to the Transaction.

This opinion does not address the various state, local or foreign tax consequences that may result from the Transaction or the other transactions contemplated by the Reorganization Agreement and does not address the federal tax consequences of any transaction other than the Transaction as described in the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Transaction or the other transactions contemplated by the
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Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Transaction, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion does not address all aspects of federal income taxation that may be important to a holder of Company Common Stock in light of that stockholder's particular circumstances or to a stockholder subject to special rules, such as a foreign entity or an individual stockholder who is not a citizen or resident of the U.S.; a financial institution or insurance company; a tax-exempt organization; a dealer or broker in securities; a stockholder who is subject to the alternative minimum tax provisions of the Code; a stockholder whose shares are qualified small business stock for purposes of Section 1202 of the Code; a stockholder who holds shares of Company Common Stock as part of a hedge, appreciated financial position, straddle, constructive sale, conversion transaction or other risk reduction transaction; a stockholder who acquired shares of Company Common Stock pursuant to the exercise of incentive stock options or who holds shares of Company Common Stock that are subject to a substantial risk of forfeiture; a stockholder who exercises appraisal rights; or a stockholder who does not hold shares of Company Common Stock as capital assets.

This opinion only represents our best judgment as to the federal income tax consequences of the Transaction and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered solely in connection with the filing of the Registration Statement. It is intended for the benefit of the Company and its stockholders may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.
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We consent to the reference to our firm under the caption "Material U.S. Federal
Income Tax Consequences" in the Preliminary Prospectus included in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


COOLEY GODWARD LLP

/s/ Susan Cooper Philpot
------------------------
Susan Cooper Philpot

SCP:dm